                                                                                            EXHIBIT 99.1

BROADPOINT ANNOUNCES SECOND QUARTER 2008 RESULTS
NET REVENUES INCREASE 97% FROM THE PRIOR QUARTER

PRE-TAX LOSS NARROWS TO $253,000; RECORDS OPERATING PROFIT OF $616,000 BEFORE RESTRUCTURING COSTS

NEW YORK, N.Y., August 7, 2008 – Broadpoint Securities Group, Inc. (NASDAQ: BPSG) reported today financial results for the second quarter and for the six months ended June 30, 2008 and will hold a conference call today at 10 A.M. (EDT) (see Conference Call Information below) to discuss these results.

Highlights for the second quarter ended June 30, 2008 include:
(In thousands of dollars)

	Three Months Ended
	June 30, 2008	March 31, 2008	December 31, 2007
Net revenues (including net interest income)	$34,080	$17,343	$10,578
Loss from continuing operations before income taxes (GAAP)	(253)	(8,475)	(9,568)
Less: Restructuring costs	869	1,194	2,698
Income / (Loss) from continuing operations before income taxes and restructuring costs (Non-GAAP)	$616	$(7,281)	$(6,870)

Note: See the paragraph captioned “Non-GAAP Financial Measures” for additional information.

•	97% increase in net revenues compared to the first quarter of 2008 and a 222% increase in net revenues compared to the fourth quarter of 2007.

•	Revenue growth was driven by the Broadpoint Debt Capital Markets Group and Investment Banking.

•	Broadpoint closed its previously announced placement of $25 million in Series B Mandatory Redeemable Preferred Stock and a warrant to a fund managed by MAST Capital Management, LLC.

•	Broadpoint continued to expand its Debt and Equity Capital Markets platforms by hiring eleven senior professionals in high yield and investment grade sales and a new head of its equities division.

•
Broadpoint Descap, Broadpoint’s Mortgage and Asset Backed division, recently hired four senior professionals, further strengthening its abilities in MBS, ABS, CMBS and cash and synthetic structured credit products.

•	With the hiring of two senior investment bankers, Broadpoint expanded its investment banking recapitalization and restructuring advisory capabilities.

•
Broadpoint continued to implement its restructuring plan to properly size its infrastructure.  In the second quarter, the Company incurred $869,000 of restructuring costs.  For the period beginning in the fourth quarter of 2007 through the end of the second quarter of 2008, a total of $4.8 million in restructuring charges have been taken, and are expected to yield $6.1 million in annual savings.

“The second quarter was an important milestone for Broadpoint,” said Lee Fensterstock, Chairman and CEO. “Broadpoint’s financial results continue to dramatically improve with revenues more than quadrupling from the third quarter of 2007, the quarter prior to the close of the MatlinPatterson investment, validating our multi-product business model.  Our focus in the near term will be to complete our restructuring and demonstrate appropriate profit margins, while we look to further expand our business via acquisition utilizing the $25 million of liquidity from the Mandatory Redeemable Preferred Stock issuance.”

“The continuing disruption in the markets has allowed us to strengthen our presence in Debt Capital Markets, Mortgage and Asset Backed Sales and Trading, Equities and Investment Banking in the second quarter,” said Peter McNierney, President and COO.  “Our recent staff additions will further enhance our ability to effectively serve our corporate clients and to build a strong and sustainable investment bank.”

Overview of Financial Results for the Quarters Ended June 30, 2008 and 2007 and March 31, 2008
 (In thousands of dollars except for per share amounts and shares outstanding)
(Unaudited Consolidated Statements of Operations)

	Three Months Ended			% Change From
	June 30, 2008	March 31, 2008	June 30, 2007	March 31, 2008	June 30, 2007
Revenues:
Commissions	$971	$280	$1,262	247%	(23%)
Principal transactions	20,739	13,776	5,181	51%	300%
Investment banking	9,284	670	2,342	N/M	296%
Investment gains	290	237	266	22%	9%
Interest	3,176	4,675	7,283	(32%)	(56%)
Fees and other	629	524	451	20%	39%
Total revenues	35,089	20,162	16,785	74%	109%
Interest expense	1,009	2,819	6,985	(64%)	(86%)
Net revenues	34,080	17,343	9,800	97%	248%
Expenses (excluding interest):
Compensation and benefits	26,126	17,153	9,061	52%	188%
Clearing, settlement and brokerage	667	387	857	72%	(22%)
Communications and data processing	2,239	1,660	2,009	35%	11%
Occupancy and depreciation	1,549	1,557	1,525	(1%)	2%
Selling	1,016	1,071	1,013	(5%)	0%
Restructuring	869	1,194	-	(27%)	N/M
Other	1,867	2,796	1,113	(33%)	68%
Total expenses (excluding interest)	34,333	25,818	15,578	33%	120%
Loss before income taxes	(253)	(8,475)	(5,778)	(97%)	(96%)
Income tax (benefit) expense	763	773	(146)	(1%)	N/M
Loss from continuing operations	(1,016)	(9,248)	(5,632)	(89%)	(82%)
Income/(Loss) from discontinued operations, (net of taxes)	(79)	5	654	N/M	N/M
Net loss	$(1,095)	$(9,243)	$(4,978)	(88%)	(78%)

Per share data:
Basic earnings:
Continuing operations	$(.02)	$(0.15)	$(0.36)
Discontinued operations	-	0.00	0.04
Net loss	$(.02)	$(0.15)	$(0.32)
Diluted earnings:
Continuing operations	$(.02)	$(0.15)	$(0.36)
Discontinued operations	-	0.00	0.04
Net loss	$(.02)	$(0.15)	$(0.32)
Weighted average common and common equivalent shares outstanding:
Basic	70,888,424	61,981,848	15,712,598
Diluted	70,888,424	61,981,848	15,712,598

Discussion of results for the Second Quarter of 2008 compared to the First Quarter of 2008

Net revenues for the second quarter of 2008 were $34.1 million, an increase of $16.7 million or 97% from $17.3 million reported in the first quarter of 2008.  The company reported a net loss of $1.1 million or $0.02 per common share for the second quarter of 2008 compared to a net loss of $9.2 million or $0.15 per common share for the first quarter of 2008.  Pre-tax loss from continuing operations in the second quarter was $0.3 million compared to $8.5 million in the prior quarter.  Excluding the impact of restructuring costs, the Company generated a pre-tax gain from continuing operations of $0.6 million in the second quarter compared to a loss of $7.3 million in the first quarter of 2008.

The company’s new Debt Capital Markets group, which commenced operations in March 2008, generated $11.7 million in net revenues from sales and trading activities in the second quarter compared to $3.7 million in net revenues in sales and trading activities in the first quarter, reflecting their first full quarter of operations.  Investment banking revenues were $9.3 million in the second quarter compared to $0.7 million in the first quarter.  Mortgage and asset backed trading net revenues in the second quarter were $10.6 million compared to $10.8 million in the first quarter.  Equities sales and trading activities generated net revenues of $1.7 million in the second quarter compared to $1.8 million in the first quarter.

Non-interest expenses for the second quarter of 2008 were $34.3 million, compared to $25.8 million in the first quarter.  In the second quarter of 2008 compared to the first quarter of 2008, Compensation and benefits expense of $26.1 million increased by $9.0 million, or 52% due to an increase in net revenues of 97% primarily in Debt Capital Markets and Investment Banking.  Clearing, settlement and brokerage expenses of $0.7 million increased by $0.3 million and Communications and data processing expenses of $2.2 million increased $0.6 million, primarily due to Debt Capital Markets activities.  Occupancy and depreciation expense of $1.5 million, and Selling expense of $1.0 million were slightly lower than in the prior quarter.  Restructuring expenses in the second quarter were $0.9 million, consisting of $0.4 million in severance and $0.5 million in costs associated with exiting excess real estate, compared to $1.2 million in the prior quarter, which consisted of $0.8 million in severance and $0.4 million in costs associated with exiting excess real estate.  Other expenses of $1.9 million decreased $0.9 million primarily as a result of legal expenses associated with the hiring of personnel in the new Recapitalization and Restructuring Group incurred in the first quarter.

Discussion of results for the Second Quarter of 2008 compared to the Second Quarter of 2007

Net revenues for the second quarter of 2008 were $34.1 million, an increase of $24.3 million, or 248%, from $9.8 million in the second quarter of 2007.  The Company reported a net loss of $1.1 million or $0.02 per common share for the second quarter of 2008 compared to a net loss of $5.0 million or $0.32 per common share for the second quarter of 2007.  Pre-tax loss from continuing operations in the second quarter was $0.3 million compared to a loss of $5.8 million in the prior year quarter.  Excluding the impact of restructuring costs, the Company generated a pre-tax gain from continuing operations of $0.6 million in the second quarter of 2008.

The Debt Capital Markets group, which commenced operations in March 2008, generated $11.7 million in net revenues from sales and trading activities in the second quarter.  Investment Banking revenues were $9.3 million in the second quarter of 2008 compared to $2.3 million in the prior year quarter.  Mortgage and asset backed net sales and trading revenues were $10.6 million in the second quarter compared to $3.3 million net sales and trading revenues in the second quarter of 2007.  Equities sales and trading generated net revenues of $1.7 million compared to $3.0 million in the prior year quarter.

Non-interest expenses for the second quarter of 2008 were $34.3 million, compared to $15.6 million in the second quarter of 2007.  Compensation and benefits expense of $26.1 million in the second quarter of 2008 increased by $17.1 million, or 189%, due to an increase in net revenues of 248%.  Clearing, settlement and brokerage expense of $0.7 million in the second quarter was lower by $0.2 million, primarily due to a decrease in equity trading volumes offset by increases in activity of the Debt Capital Markets group.  Communications and data processing expense of $2.2 million increased by $0.2 million due primarily to the Debt Capital Markets group.  Other expenses of $1.9 million in the second quarter of 2008 were $0.8 million higher than the prior year quarter primarily due to legal and employment fees.

Overview of Financial Results for the Six Months Ended June 30, 2008 and June 30, 2007
 (In thousands of dollars except for per share amounts and shares outstanding)
(Unaudited Consolidated Statements of Operations)

	Six Months Ended June 30		% Change
	2008	2007	2008
Revenues:
Commissions	$1,251	$3,010	(58%)
Principal transactions	34,805	10,893	220%
Investment banking	9,954	4,900	103%
Investment gains	237	505	(53%)
Interest	7,851	8,661	(9%)
Fees and other	1,153	900	28%
Total revenues	55,251	28,869	91%
Interest expense	3,828	8,047	(52%)
Net revenues	51,423	20,822	147%
Expenses (excluding interest):
Compensation and benefits	43,279	18,927	129%
Clearing, settlement and brokerage	1,054	2,071	(49%)
Communications and data processing	3,899	4,205	(7%)
Occupancy and depreciation	3,106	3,148	(1%)
Selling	2,087	1,970	6%
Restructuring	2,063	-	N/M
Other	4,663	2,694	73%
Total expenses (excluding interest)	60,151	33,015	82%
Loss before income taxes	(8,728)	(12,193)	(28%)
Income tax (benefit) expense	1,536	(503)	N/M
Loss from continuing operations	(10,264)	(11,690)	(12%)
Loss from discontinued operations, (net of taxes)	(74)	2,250	N/M
Net loss	$(10,338)	$(9,440)	10%

Per share data:
Basic earnings:
Continuing operations	$(.16)	$(0.75)
Discontinued operations	-	0.15
Net loss	$(.16)	$(0.60)
Diluted earnings:
Continuing operations	$(.16)	$(0.75)
Discontinued operations	-	0.15
Net loss	$(.16)	$(0.60)
Weighted average common and common equivalent shares outstanding:
Basic	65,972,687	15,609,260
Diluted	65,972,687	15,609,260

Discussion of results for the First Six Months of 2008 compared to the First Six Months of 2007

Net revenues for the first half of 2008 were $51.4 million, an increase of $30.6 million, or 147% from $20.8 million reported in the first half of 2007.  The Company reported a net loss of $10.3 million or $0.16 per common share for the first half of 2008 compared to a net loss of $9.4 million or $0.60 per common share for the first half of 2007.  Pre-tax loss from continuing operations in the first six months of 2008 was $8.7 million compared to a loss of $12.2 million in the prior year period.  Excluding the impact of restructuring costs, the company generated a pre-tax loss from continuing operations of $6.7 million in the first half of 2008.

The Debt Capital Markets group, which commenced operations in March 2008, generated $15.4 million in net revenues from sales and trading activities in the first half of 2008.  Investment Banking revenues were $10.0 million in the first six months of 2008 compared to $4.9 million in the prior year period.  Mortgage and asset backed trading net revenues were $21.3 million compared to $5.7 million in the first six months of 2007.  Equities sales and trading generated net revenues of $3.5 million in the first half of 2008 compared to $8.0 million in the prior year period.

Non-interest expenses for the first half of 2008 were $60.2 million, compared to $33.0 million in the first six months of 2007.  Compensation and benefits expense was $43.3 million in the first half of 2008, increased by $24.4 million, or 129%, due to an increase in net revenues of 147%.  Clearing, settlement and brokerage expense was $1.1 million in the first half of 2008 compared to $2.1 million in the prior year period due to a decrease in equity trading volume partially offset by the Debt Capital Markets group. Communications and data processing expense of $3.9 million for the first half of 2008 decreased $0.3 million due to reductions in equity trading volumes offset by Debt Capital Markets.  Restructuring costs were $2.1 million in the first half of 2008, consisting of $1.1 million in severance costs and $1.0 million in costs related to excess real estate.  Other expense of $4.7 million in the first half of 2008 was higher by $2.0 million than the prior year period primarily due to legal and employment fees.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures.  In the Highlights table presenting summary financial information, the Company has utilized a non-GAAP calculation of loss from continuing operations that has been adjusted to aid in the understanding and analyzing of our financial results for the period ended June 30, 2008.  The Company believes that these non-GAAP measures will allow for a better evaluation of the operating performance of our business as it excludes, and will exclude, restructuring charges and legal expenses associated with our new recapitalization and restructuring business that are not indicative of the overall cost to run the existing business on a going forward basis.  Our reference to these measures should not, however, be considered a substitute for results that are presented in a manner consistent with GAAP.

Condensed Consolidated Statements of Financial Condition
(In thousands of dollars except for per share amounts and shares outstanding)
(Unaudited Consolidated Statements of Financial Condition)

	June 30	December 31
As of	2008	2007
Assets
Cash and cash equivalents	$29,212	$31,747
Cash and securities segregated for regulatory purposes	1,000	1,650
Receivables from:
Brokers, dealers and clearing agencies	4,350	2,921
Customers	48	3,239
Others	5,416	4,917
Securities owned	298,163	190,456
Investments	17,150	16,913
Office equipment and leasehold improvements, net	2,310	2,292
Intangible assets, including goodwill	18,538	17,809
Other assets	8,116	2,239
Total Assets	$384,303	$274,183
Liabilities
Payables to:
Brokers, dealers and clearing agencies	$130,380	$88,565
Customers	-	23
Others	1,680	2,937
Securities sold, but not yet purchased	106,367	75,180
Accounts payable	2,764	2,918
Accrued compensation	16,052	13,214
Accrued expenses	5,585	5,882
Income taxes payable	131	131
Mandatory redeemable preferred stock, net of discount	24,071	-
Total Liabilities	287,030	188,850
Commitments and Contingencies
Temporary capital	-	104
Subordinated Debt	1,662	2,962
Stockholders’ Equity
Preferred stock; $1.00 par value; authorized 1,500,000 shares; issued 1,000,000 (Mandatory Redeemable)
Common stock; $.01 par value; authorized 100,000,000 shares; issued 77,533,303 and 59,655,940 respectively; and outstanding 75,786,554 and 57,898,259, respectively	775	596
Additional paid-in capital	227,161	203,653
Deferred compensation	954	1,583
Accumulated deficit	(131,038)	(120,700)
Treasury stock, at cost (1,746,749 shares and 1,757,681 shares respectively)	(2,241)	(2,865)
Total Stockholders’ Equity	95,611	82,267
Total Liabilities and Stockholders’ Equity	$384,303	$274,183

Stockholders’ Equity

Stockholders’ Equity as of June 30, 2008 was $95.6 million compared to $82.3 million at December 31, 2007.  Book value per share as of June 30, 2008 was $1.26, as compared to $1.42 at December 31, 2007.

Conference Call Information

The Company will hold a conference call today, August 7, 2008 at 10:00 A.M. (EDT).  This call will be webcast and can be accessed on the Investor Relations portion of the Company’s website at www.broadpointsecurities.com, as well as being distributed through Thomson StreetEvents Network.  Individual Investors can listen to the call at www.earnings.com, Thomson’s individual portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password protected event management site.  To participate on the call, please dial 877.391.6850 for domestic calls and 617.597.9299 for international calls, participant passcode 48160224 or request the Broadpoint earnings call.  For those who cannot listen to the live broadcast, a recording of the call will be available for seven days by dialing 888.286.8010 for domestic calls and 617.801.6888 for international calls, participant passcode 46522688.

About Broadpoint

Broadpoint Securities Group, Inc. (NASDAQ: BPSG) is an independent investment bank that serves the institutional investor and corporate middle market by providing clients with strategic, research-based investment opportunities, and financial advisory services, including merger and acquisition, restructuring, recapitalization and strategic alternative analysis services. The Company offers a diverse range of products through Broadpoint Capital, Inc.'s Equity and Debt Capital Markets divisions, as well as Broadpoint Securities, Inc., its mortgage-backed securities/asset-backed securities trading subsidiary, and FA Technology Ventures Inc., its venture capital subsidiary.   For more information, please visit www.broadpointsecurities.com.

Forward Looking Statements

This press release contains "forward-looking statements." These statements are not historical facts but instead represent the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. The Company's forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company's services within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake to update any of its forward-looking statements.

Contact

Broadpoint Securities Group, Inc.
Chief Financial Officer
Robert I. Turner, 212. 273.7109